Exhibit 99.1

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2025

	As Filed	Pro Forma Adjustment		Pro Forma
ASSETS
Current assets:
Cash	$1,715,400	$11,387,913	(1)(2)	$13,103,313
Restricted cash and cash equivalents	20,000	—		20,000
Accounts receivable	3,243,706	—		3,243,706
Inventory	5,242,228	—		5,242,228
Prepaid expenses and other current assets	1,066,801	(150,000)	(1)	916,801
Total current assets	11,288,135	11,237,913		22,526,048
Property and equipment, net	127,127	—		127,127
Operating lease right-of-use assets, net	666,529	—		666,529
Other assets	39,150	—		39,150
Total assets	$12,120,941	$11,237,913		$23,358,854
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,019,136	$—		$2,019,136
Accrued expenses and other current liabilities	5,235,216	—		5,235,216
Current maturities of long-term debt	5,022,966	(5,000,000)	(2)	22,966
Deferred revenue	23,929	—		23,929
Operating lease liabilities, current	441,634	—		441,634
Total current liabilities	12,742,881	(5,000,000)		7,742,881
Long-term debt	272,879	—		272,879
Related party notes payable	3,895,112	—		3,895,112
Operating lease liabilities	321,270	—		321,270
Warrant liability	105,834	—		105,834
Earnout liability	2,510,000	—		2,510,000
Other liabilities	1,349,409	(57,025)	(2)	1,292,384
Total liabilities	21,197,385	(5,057,025)		16,140,360
Stockholders’ equity (deficit):
Common stock, $0.0001 par value	967	223	(1)	1,190
Additional paid-in capital	42,558,037	16,598,137	(1)	59,156,174
Accumulated deficit	(51,635,448)	(303,422)	(2)	(51,938,870)
Total stockholders’ equity (deficit)	(9,076,444)	16,294,938		7,218,494
Total liabilities and stockholders’ equity (deficit)	$12,120,941	$11,237,913		$23,358,854

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2025

		Pro Forma
	As Filed	Adjustment		Pro Forma
Revenue	$10,649,930	$—		$10,649,930
Cost of revenue	5,208,318	—		5,208,318
Gross profit	5,441,612	—		5,441,612
Operating expenses:
Research and development	2,691,704	—		2,691,704
Selling, general and administrative	6,486,697	—		6,486,697
Total operating expenses	9,178,401	—		9,178,401
Loss from operations	(3,736,789)	—		(3,736,789)
Other expense, net	(8,770,514)	—		(8,770,514)
Change in fair value of warrant liability	(3,581,122)	—		(3,581,122)
Change in fair value of derivative liability	101,300	—		101,300
Change in fair value of earnout liability	(2,070,000)	—		(2,070,000)
Interest expense, net	(1,635,014)	(303,422)	(2)	(1,938,436)
Loss before income tax expense	(19,692,139)	(303,422)		(19,995,561)
Income tax expense	2,782	—		2,782
Net loss and comprehensive loss	$(19,694,921)	$(303,422)		$(19,998,343)

Net loss per share - basic and diluted	$(2.09)	$0.60		$(1.49)
Weighted-average number of common shares used in computing net loss per common share	9,415,349	4,040,298		13,455,647

(1)    On September 30, 2025, we entered into a Securities Purchase Agreement, (the “Securities Purchase Agreement”), by and between the Company, on the one hand, and certain accredited investors and qualified institutional buyers, led by Sio Capital Management, LLC, on the other hand, (together, the “Purchasers”) for a private placement (the “Private Placement”) of securities. At the closing of the Private Placement (the “Closing”) on October 3, 2025, the Company issued (i) 2,232,243 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (ii) Subscription Warrants (the “Subscription Warrants”) with a term of five years from the initial exercise date to purchase up to an additional 4,040,272 shares of Common Stock; and (iii) 5,424,083 pre‑funded warrants to purchase up to an additional 1,808,055 shares of Common Stock, exercisable any time after its issuance (the “Pre-Funded Warrant” and together with the Subscription Warrant, the “Warrants”, and the Warrants together with the Shares, the “Securities”) (all of such shares issuable upon exercise of the Warrants, the “Warrant Shares”). The purchase price of each Share was $4.50 (the “Per Share Purchase Price”) and the purchase price for each Pre‑Funded Warrant was $4.4997 (the “Per Pre-Funded Warrant Purchase Price”). Both of these amounts were paid by the Purchasers at the Closing. The aggregate gross proceeds to the Company from the Private Placement was approximately $18,180,655, before deducting the offering expenses payable by the Company, which expenses consist solely of legal fees and the amounts provided for pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”). The pro forma adjustment reflects the accounting treatment of the Private Placement as if it closed on January 1, 2025.
(2)    On October 6, 2025, we repaid $5.0 million of long-term debt, as well as $360,477 of accrued interest and the Tranche B 2025 Premium, to Lynrock Lake Master Fund LP (“Lynrock Lake”) pursuant to the First Amendment to the Credit Agreement (the “Lynrock Amended Credit Agreement”). The pro forma adjustment reflects the accounting treatment of the payment of the $5,360,477 as if it had been paid on January 1, 2025.
The pro forma adjustments and resulting adjusted financial statements have not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). As stated above, we have prepared these adjustments to reflect the accounting treatment that would have occurred if (i) the Private Placement had occurred on January 1, 2025 and (ii) Lynrock Lake had been paid the $5,360,477 on January 1, 2025. We believe that this non-GAAP presentation provides useful information to understand the effect of (i) the Private Placement and (ii) the repayment of the $5.0 million of long-term debt to Lynrock Lake now that they have been completed, and we will be accounting for these changes accordingly in subsequent financial reporting periods. The tables provide a reconciliation to the comparable GAAP financial presentation.